EXHIBIT 12.1
                                EL PASO CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (DOLLARS IN MILLIONS)

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
                                                                                        FOR THE THREE MONTHS
                                                  FOR THE YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                                               ---------------------------------------- --------------------
                                               1998     1999    2000     2001      2002     2002     2003
<s>                                            ----     ----    ----     ----      ----    -----     ----
Earnings                                     <c>      <c>     <c>       <c>     <c>        <c>     <c>
    Pre-tax income (loss) from continuing
       operations                            $  157   $  329  $ 1,776   $ 256   $(1,784)   $ 366   $ (508)
    Minority interest in consolidated
       subsidiaries                              60       93      204     217       217       92       38
    (Income) loss from equity investees        (212)    (285)    (392)   (420)      251      225       99
                                             -------  ------- --------  ------  --------   ------  -------
    Pre-tax income (loss) from continuing
       operations before minority interest
       in consolidated subsidiaries and income
       from equity investees                      5      137    1,588      53    (1,316)     683     (371)

    Fixed charges                               826      991    1,400   1,492     1,695      416      400
    Distributed income of equity investees       96      194      321     298       256       59       71
    Capitalized interest                        (36)     (64)     (82)    (65)      (33)      (9)      (6)
    Preferred returns on consolidated
      subsidiaries                              (75)    (105)    (220)   (233)     (228)     (96)     (41)
                                             -------  ------- --------  ------  --------   ------  -------
        Totals earnings available for
          fixed charges                      $  816   $1,153  $ 3,007  $1,545    $  374    $1,053   $  53
                                             =======  ======= ========  ======  ========   ======  =======
Fixed charges
    Interest and debt costs                  $  710   $  834  $ 1,114  $1,210    $1,421     $310    $ 347
    Interest component of rent                   41       52       66      49        46       10       12
    Preferred returns on consolidated
       subsidiaries                              75      105      220     233       228       96       41
                                             -------  ------- --------  ------  --------   ------  -------
        Total fixed charges                  $  826   $  991  $ 1,400  $1,492    $1,695     $416    $ 400
                                             =======  ======= ========  ======  ========   ======  =======
Ratio of earnings to fixed charges (1)            -     1.16     2.15    1.04         -     2.53        -
                                             =======  ======= ========  ======  ========   ======  =======

(1) Earnings were inadequate to cover fixed charges by $1,321 million and $10 million for the years ended
    December 31, 2002 and 1998 and $347 million for the three months ended March 31, 2003.

    For purposes of computing these ratios: earnings means pre-tax income (loss) from continuing operations before:
      - adjustment for minority interest in consolidated subsidiaries;
      - (income) loss from equity investees, adjusted to reflect impairments and actual distributions from equity investments; and
      - fixed charges;
    less:
      - capitalized interest; and
      - preferred returns on consolidated subsidiaries.

    Fixed charges means the sum of the following:
      - interest costs, not including interest on rate refunds;
      - amortization of debt costs;
      - that portion of rental expense which we believe represents an interest factor; and
      - preferred returns on consolidated subsidiaries.

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